Exhibit 99.1

NEWS RELEASE

CrossAmerica Partners LP Maintains Quarterly Distribution

•	Quarterly distribution of $0.5250 per unit attributable to the second quarter of 2018

ALLENTOWN, PA (July 13, 2018) – CrossAmerica Partners LP (NYSE: CAPL) announced today that the Board of Directors of its general partner has approved a quarterly distribution of $0.5250 per unit attributable to the second quarter of 2018 (annualized $2.10 per unit). The distribution attributable to the second quarter is payable on August 13, 2018 to all unitholders of record on August 6, 2018.

CrossAmerica will host a conference call on August 7th at 9:00 a.m. Eastern Time to discuss second quarter earnings results, which will be released after the market closes on Monday, August 6.

About CrossAmerica Partners LP

CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,300 locations and owns or leases approximately 900 sites. With a geographic footprint covering 32 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Safe Harbor Statement

Statements contained in this release that state the Partnership’s or management's expectations or predictions of the future are forward-looking statements. The words "believe," "expect," "should," "intends," "estimates," "target," "plan" and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica's Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission and available on CrossAmerica's website at www.crossamericapartners.com.  The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contact - Randy Palmer, Investor Relations, 210-692-2160